EXHIBIT 10.2

In re Cooper-Standard Holdings Inc.

Agreement Concerning Terms and Conditions of a Compromise and Settlement

This Settlement Agreement dated as of March 17, 2010 (the “Agreement”) is entered into by and among Cooper-Standard Holdings Inc. (“Holdings”), Cooper-Standard Automotive Inc. (“CSA”) and Cooper-Standard Automotive Canada Limited (“CSA Canada,” and together with Holdings and CSA, “Defendants”), the Official Committee of Unsecured Creditors of Holdings et al. (the “Creditors’ Committee”) and Cooper Tire & Rubber Company (“Plaintiff,” and together with Defendants and the Creditors’ Committee, the “Parties”).

WHEREAS, on September 16, 2004, Plaintiff, Cooper Tyre & Rubber Company UK Limited (“Cooper Tyre UK” and, together with Plaintiff, the “Sellers”) and CSA Acquisition Corp. (n/k/a Holdings), entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), as amended on December 3, 2004, pursuant to which Holdings acquired (the “Acquisition”) the capital stock of CSA and certain other companies listed therein (the “Sold Companies”) on December 23, 2004 (the “Closing Date”);

WHEREAS, pursuant to the Stock Purchase Agreement, in addition to the Final Purchase Price (as defined therein) paid at or about the time of the Acquisition, Holdings is obligated to remit to the Sellers certain tax refunds attributable to taxable periods (or portions thereof) ending on or prior to the Closing Date;

WHEREAS, the value of the Sold Companies has diminished significantly since the date of the Stock Purchase Agreement, and, as a result of such diminution in value, Holdings asserts that the amount of the tax refunds required to be remitted exceeds the value of the Sold Companies held by Holdings and that Holdings is financially unable to remit such tax refunds in the amount required by the Stock Purchase Agreement;

WHEREAS, pursuant to the Stock Purchase Agreement, Plaintiff is obligated to indemnify Holdings and its affiliates for all taxes imposed on or payable with respect to the Sold Companies and their direct and indirect majority or wholly-owned subsidiaries attributable to taxable periods (or portions thereof) ending on or prior to the Closing Date;

WHEREAS, on August 3, 2009, Holdings and each of its direct and indirect wholly-owned U.S. subsidiaries (collectively with Holdings, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors’ Chapter 11 Cases (the “Chapter 11 Cases”) are being jointly administered under Case No. 09-12743 (PJW);

WHEREAS, on August 4, 2009, CSA Canada, an indirect wholly-owned subsidiary of CSA, sought relief under the Companies’ Creditors’ Arrangement Act (“CCAA”) in the Ontario Superior Court of Justice (the “Canadian Court”) in Toronto, Ontario, Canada (the “CCAA Proceeding”);

WHEREAS, on August 19, 2009, Plaintiff filed the adversary proceeding, captioned Cooper Tire & Rubber Company v. Cooper-Standard Holdings, Inc. et al, Adv. Proc. No. 09-52014 (PJW) (the “Cooper Tire Adversary Proceeding”), against Holdings and CSA seeking payment of an income tax refund received by CSA Canada in the approximate amount of CAD $80 million from the Canada Revenue Agency (the “Canadian Tax Refund”) and, among other things, a declaratory judgment that the Canadian Tax Refund and any additional income tax refunds received by CSA Canada from the Ontario provincial government (the “Anticipated Canadian Tax Refund,” and together with the Canadian Tax Refund, the “Tax Refunds”) is property of Plaintiff pursuant to the Stock Purchase Agreement;

WHEREAS, on September 29, 2009, the Canadian Court in the CCAA Proceeding issued an order (the “Canadian Tax Order”) (i) lifting the stay in the CCAA Proceeding so that Plaintiff could commence proceedings against CSA Canada in the Bankruptcy Court and (ii) requiring that CSA Canada segregate any forthcoming tax refunds until further order of the Canadian Court;

WHEREAS, on October 5, 2009, Plaintiff filed an amended complaint in the Cooper Tire Adversary Proceeding adding CSA Canada as a defendant in the proceedings;

WHEREAS, on January 6, 2010, Plaintiff and Defendants each filed a motion for summary judgment in the Cooper Tire Adversary Proceeding, and the Creditors’ Committee filed a memorandum in support of Defendants’ motion;

WHEREAS, by letter dated January 29, 2010, the Bankruptcy Court advised the parties in the Cooper Tire Adversary Proceeding that it intended to schedule a trial on the merits;

WHEREAS, the Parties now wish to settle all of the outstanding claims, litigations, objections, demands, debts, and obligations between the Parties directly or indirectly arising out of or in any manner relating to the Cooper Tire Adversary Proceeding on the terms and conditions set forth herein;

WHEREAS, the Parties believe that the terms of this Agreement and the compromise and settlement embodied herein are fair and reasonable and are in the best interest of each of the Parties.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

1. Payment of Cash Consideration. Within three (3) business days of the entry of an order authorizing and approving this Agreement becoming a final order no longer subject to appeal (the “Settlement Effective Date”), Defendants shall pay to Plaintiff, by wire transfer, $17,639,080.98 in cash (the “Cash Consideration”), pursuant to the following wiring instructions:

Beneficiary Name:

Beneficiary Acct. No.:

Beneficiary Bank Name:

Beneficiary Bank ABA:

2. Surgoinsville Lease Guaranty.

A. Letter of Credit. On the date that is the earlier of the following (the “Cooper Tire L/C Deadline”): (i) seventy-five (75) days from the Settlement Effective Date or (ii) the effective date of Defendants’ Chapter 11 plan (the “Plan”) in the Chapter 11 Cases (the “Plan Effective Date”), Defendants shall have caused Deutsche Bank Trust Company Americas, Bank of America, N.A., or another commercial bank reasonably acceptable to Plaintiff and Defendants, to issue an unconditional, irrevocable letter of credit, in customary form for letters of credit for this type (reasonably satisfactory to Plaintiff and Defendants), with automatic renewal and drawing conditions substantially as set forth on the attached Exhibit A (or as such terms are otherwise reasonably satisfactory to Plaintiff and Defendants) in the initial stated amount of $7 million (the “Cooper Tire L/C”), which may be drawn upon, one or more times, by Plaintiff only: (a) if the Cooper Tire L/C has not been renewed for at least a 1-year period in accordance with its terms (unless, as a result of any notice of non-renewal received in connection therewith, Defendants cause a replacement letter of credit with identical substantive terms as the then-existing Cooper Tire L/C to be issued by a different commercial bank reasonably acceptable to Plaintiff not less than 30 days prior to the expiry date of the then-existing Cooper Tire L/C); or (b) to reimburse Plaintiff for any amounts that Plaintiff has paid (prior to or concurrently with such draw) on account of, and pursuant to, that certain Guaranty, dated as of October 1, 1996 (the “Surgoinsville Lease Guaranty”), between Plaintiff, as successor to Siebe Inc., and Bank of New York, as successor to United States Trust Company; provided, however, that (i) prior to Defendants obtaining the Cooper Tire L/C, if Plaintiff hereafter pays any amounts on account of, and pursuant to, the Surgoinsville Lease Guaranty, Plaintiff shall have an allowed administrative expense priority in the Chapter 11 Cases for the amounts so paid, which shall be paid promptly upon demand, and the Cooper Tire L/C shall be reduced by the amount of such administrative expense claim for which Plaintiff has received payment and (ii) in the case where the Cooper Tire L/C is issued prior to the Plan Effective Date, at the request of Defendants after the occurrence of the Plan Effective Date, Plaintiff agrees to cooperate with Defendants in a commercially reasonable manner in having a replacement letter of credit issued by the letter of credit issuer under the Defendants’ exit working capital facility (which issuer would be Bank of America, N.A., or another commercial bank reasonably acceptable to Plaintiff), it being understood that such replacement letter of credit would contain identical substantive terms as the then-existing Cooper Tire L/C, and that if such replacement letter of credit (or any replacement letter of credit otherwise specified in this clause A(b)(ii)) contains non-identical substantive terms, Defendants shall reimburse Plaintiff for the amount of any reasonable and documented attorneys’ fees incurred by Plaintiff reviewing the replacement letter of credit. On each yearly anniversary of the date of the issuance of the Cooper Tire L/C, the aggregate principal amount of the Cooper Tire L/C shall (by its terms) be automatically reduced by $1 million until such time that the Cooper Tire L/C has been reduced to zero (0) dollars and, upon such time, the Cooper Tire L/C, and Defendants’ obligations thereunder, shall cease to exist and be terminated. To the extent that the Cooper Tire L/C is not issued prior to the confirmation of the Plan, the Plan shall obligate Defendants to have issued the Cooper Tire L/C on the Plan Effective Date, and a condition precedent to the occurrence of the Plan Effective Date shall be the issuance of the Cooper Tire L/C in favor of Plaintiff.

B. Release of Guaranty. Prior to the Cooper Tire L/C Deadline, Defendants shall seek to obtain an unconditional release of Plaintiff’s obligations under the Surgoinsville Lease Guaranty. If Defendants are able to obtain the unconditional release of Plaintiff’s obligations under the Surgoinsville Lease Guaranty, Defendant shall have no obligation to obtain or maintain the Cooper Tire L/C, and the issuance of the Cooper Tire L/C shall not be a condition precedent to the occurrence of the Plan Effective Date.

C. Renewal of Lease. If Defendants are unable to obtain the unconditional release of Plaintiff’s obligations under the Surgoinsville Lease Guaranty, Defendants shall not renew the lease (the “Lease”) being guaranteed by the Surgoinsville Lease Guaranty, nor modify or amend the Lease in a manner that increases or extends Plaintiff’s obligations under the Surgoinsville Lease Guaranty, without the prior written approval and consent of Plaintiff. Plaintiff shall not unreasonably withhold such approval and consent. For clarification purposes only, Plaintiff’s withholding of consent would not be unreasonable if, for example, the renewal, modification, or amendment of the Lease would cause the amount of the Cooper Tire L/C to be insufficient to satisfy in full Plaintiff’s obligations under the Surgoinsville Lease Guaranty at any point in time.

3. Dismissal of Pending Proceedings.

A. Cooper Tire Adversary Proceeding. Within three (3) business days after receipt by Plaintiff of: (i) the Cash Consideration; and (ii) the Cooper Tire L/C, if Defendants, prior to the Cooper Tire L/C Deadline, are unable to obtain the unconditional release of Plaintiff’s obligations under the Surgoinsville Lease Guaranty (the “Release Date”), Plaintiff shall file with the Bankruptcy Court a stipulation of dismissal, in the form attached hereto as Exhibit B, signed by each of the Parties, stating that Plaintiff dismisses all of its claims in the Cooper Tire Adversary Proceeding with prejudice, with the Parties to bear their own costs.

B. Canadian Litigation. On the Release Date, Plaintiff and CSA Canada shall file with the Canadian Court and the Court of Appeal for Ontario (the “Court of Appeal”) any and all notices or motions required or advisable so as to give effect to this Agreement, including, without limitation, (i) a notice or motion filed with the Canadian Court for the Canadian Court to withdraw or vacate the Canadian Tax Order and (ii) a notice or motion filed with the Court of Appeal for CSA Canada to withdraw its appeal of the Canadian Tax Order, with Plaintiff and CSA Canada to bear their own costs.

C. Withdrawal of Proof of Claims. On the Release Date, the proofs of claim filed by Plaintiff in the Chapter 11 Cases shall be deemed withdrawn without the necessity for a further court order and Plaintiff understands and agrees that it shall file no further proofs of claim in the Chapter 11 Cases.

4. Mutual Releases.

A. Release by Plaintiff. Subject to subparagraph 4.C., upon the payment of the Cash Consideration and the issuance of the Cooper Tire L/C, Plaintiff, Cooper Tyre UK, and all of their agents, representatives, officers, directors, employees, subsidiaries, affiliates, trustees, advisors, accountants, attorneys, successors and assigns hereby release, acquit, and forever discharge Defendants and all of their agents, representatives, officers, directors, employees, subsidiaries, affiliates, trustees, advisors, accountants, attorneys, successors and assigns from any and all claims, counterclaims, demands, damages, causes of action, suits, rights to legal remedies, rights to equitable remedies, rights to payment, liabilities, costs and interests of any kind relating to arising under or in connection with the Stock Purchase Agreement, the Tax Refunds, or any other arrangements or agreements between Plaintiff, Cooper Tyre UK and/or any of their subsidiaries or affiliates on one hand and the Defendants and/or any of their subsidiaries or affiliates on the other, including attorneys’ fees and costs, whether known or unknown, in law, equity or otherwise, from the beginning of time through the Release Date. For the avoidance of doubt, Plaintiff, Cooper Tyre UK and/or any of their subsidiaries or affiliates understand and agree that, as of the Release Date, they have no right, claim, or interest in the Tax Refunds or any other tax refunds that may be paid to Defendants or their subsidiaries or affiliates.

B. Release by Defendants. Subject to subparagraph 4.C., upon the completion by Cooper Tire of its obligations set forth in paragraph 3 of this Agreement, Defendants and all of their agents, representatives, officers, directors, employees, subsidiaries, affiliates, trustees, advisors, accountants, attorneys, successors and assigns hereby release, acquit, and forever discharge Plaintiff, Cooper Tyre UK, and all of their agents, representatives, officers, directors, employees, subsidiaries, affiliates, trustees, advisors, accountants, attorneys, successors and assigns from any and all claims, counterclaims, demands, damages, causes of action, suits, rights to legal remedies, rights to equitable remedies, rights to payment, liabilities, costs and interests of any kind relating to arising under or in connection with the Stock Purchase Agreement, the Tax Refunds or any other arrangements or agreements between Defendants and/or their subsidiaries or affiliates on one hand and Plaintiff, Cooper Tyre UK, and/or any of their subsidiaries or affiliates on the other, including attorneys’ fees and costs, whether known or unknown, in law, equity or otherwise, from the beginning of time through the Release Date. For the avoidance of doubt, Defendants understand and agree that, as of the Release Date, Plaintiff has no duty or obligation to indemnify Holdings or any of its subsidiaries or affiliates for any taxes imposed on or payable with respect to the Sold Companies and their direct and indirect majority or wholly-owned subsidiaries. Further, Plaintiff and Cooper Tyre UK and their affiliates have no obligation to make any payments related to the “Siebe Plan” as set out in Paragraph 5.7 of the Stock Purchase Agreement, and Defendants have no right to be reimbursed for any payments made or to be made with respect to the “Siebe Plan.”

C. Ongoing Obligations Not in Dispute. Notwithstanding any other provision of this Agreement, the Parties acknowledge and agree that they shall continue to honor and be bound by the following obligations under the Stock Purchase Agreement whether or not any such obligations remain unfulfilled in whole or in part as of the date hereof:

(i) Defendants shall fully honor their obligations with respect to “Pre-Closing Self Insured Workers’ Compensation Arrangements” in accordance with section 5.7 of the Stock Purchase Agreement; and

(ii) Plaintiff shall fully honor its indemnification obligations with respect to sections 8.1(a)(vi) and (vii) of the Stock Purchase Agreement. Defendants represent that, as of the date they execute this Agreement, neither Defendants nor their subsidiaries or affiliates have knowledge of any facts that would give rise to an indemnification obligation under sections 8.1(a)(vi) or (vii) of the Stock Purchase Agreement, except for (a) those items of which Plaintiff has been previously notified in writing or is aware; (b) those items listed in Schedule 3.15 or Schedule 8.1(a)(vi)(D) of the Stock Purchase Agreement; or (c) those items listed in Schedule 15 of the “Siebe Purchase Agreement” as defined in Section 8.1 of the Stock Purchase Agreement.

Upon completion of the obligations set out in paragraphs 1, 2, and 3 of this Agreement, the Parties will have no obligations to one another under the Stock Purchase Agreement other than obligations specified here in subparagraphs 4.C(i) and (ii).

5. Preservation of Defendants’ Obligations under this Agreement. The confirmation of any plan of reorganization or plan of liquidation, including without limitation, the Debtors’ Joint Chapter 11 Plan of Reorganization, shall not impair, abridge or otherwise affect any of the Defendants’ obligations arising under this Agreement. Further, the Defendants shall include language in a form and substance reasonably satisfactory to the Plaintiff and the Creditors’ Committee in any order submitted to approve any plan of reorganization or plan of liquidation to preserve the Defendants’ obligations arising under this Agreement.

6. Motion for Approval of this Agreement. Within seven (7) days of execution of this Agreement by the Parties, Defendants shall file with the Bankruptcy Court a joint motion (the “Motion for Approval”) seeking approval of this Agreement. The Motion for Approval shall be noticed for consideration by the Bankruptcy Court at the first omnibus hearing scheduled in the Chapter 11 Cases no later than twenty-five (25) days after execution of this Agreement by all of the Parties. In advance of filing the Motion for Approval, Defendants shall provide a draft of the Motion for Approval and proposed form of order to Plaintiff and the Creditors’ Committee for their review and comment, and, upon filing, the Motion for Approval and the proposed form of order approving the Motion for Approval shall be in form and substance reasonably satisfactory to the Parties. This Agreement will become effective on the Settlement Effective Date. The Parties shall use their best efforts to obtain court approval of this Agreement and shall take no steps to frustrate, impede, or otherwise impair court approval of this Agreement and any order entered granting the Motion for Approval shall be in form and substance reasonably satisfactory to the Parties.

7. Bankruptcy Court Approval. This Agreement shall only become binding upon the Parties upon its approval by the Bankruptcy Court. Nothing in this Agreement shall be construed as an admission of the validity of any claim being settled hereby or of any liability with respect to any such claim. In the event that this Agreement is not approved by the Bankruptcy Court, this Agreement shall be of no force or effect, and nothing contained herein shall be deemed to be an admission or concession of, or be in any way binding upon, any of the Parties, and this Agreement shall be inadmissible in any proceeding as a settlement document governed by Rule 408 of the Federal Rules of Evidence and/or its analogous state rules.

8. Stay of Proceedings.

A. Cooper Tire Adversary Proceeding. Upon execution of this Agreement by the Parties, the Parties shall notify the Bankruptcy Court that they have reached a binding agreement that is subject to Bankruptcy Court approval. In the event that the Bankruptcy Court does not approve this Agreement, the Parties shall confer to agree upon a schedule to continue the Cooper Tire Adversary Proceeding.

B. Canadian Litigation. Upon execution of this Agreement by the Parties, Plaintiff and CSA Canada shall notify the Canadian Court and the Court of Appeal that they have reached a binding agreement that is subject to Bankruptcy Court approval.

9. Advance Pricing Agreement. Notwithstanding any other provision of this Agreement, Plaintiff and Defendants agree that they (i) shall take no steps to frustrate, impede, or otherwise impair any Advance Pricing Agreement relating to Plaintiff or Defendants existing as of the Settlement Effective Date and (ii) will timely file any reports as required by or necessary to support any Advance Pricing Agreement relating to Plaintiff or Defendants existing as of the Settlement Effective Date, and (iii) will otherwise provide reasonable assistance to each other to comply with any Advance Pricing Agreement relating to Plaintiff or Defendants existing as of the Settlement Effective Date.

10. Entire Agreement. This Agreement represents the entire agreement between the Parties with respect to the matters addressed herein and supersedes all prior negotiations, representations or agreements between the Parties, whether oral or written, on the subject hereof. This Agreement and the mutual releases provided for herein shall be binding on all subsidiaries, affiliates, successors, administrators, executors, representatives and assigns of each of the Parties, including any subsequently appointed official committee, Chapter 11 trustee, Chapter 11 examiner, Chapter 7 trustee, plan administrator, or liquidating trustee in the Chapter 11 Cases, or similar entity. This Agreement may not be amended, modified, altered or rescinded except upon a written instrument designated as an amendment to this Agreement and executed by the Parties.

11. Representations and Warranties.

A. Plaintiff represents, warrants, covenants and agrees that (i) it has all requisite corporate power and authority to enter into this Agreement, to carry out the transactions contemplated hereby, and to perform its obligations hereunder, (ii) it is duly organized, validly existing and in good standing under the laws of its state of organization and it has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and (iii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on its part.

B. Defendants represent, warrant, covenant and agree, upon approval of this Agreement by the Bankruptcy Court, that (i) they have all requisite corporate power and authority to enter into this Agreement, to carry out the transactions contemplated hereby, and to perform their obligations hereunder, (ii) they are duly organized, validly existing and in good standing under the laws of their state of organization and they have the requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder, and (iii) the execution and delivery of this Agreement and the performance of their obligations hereunder have been duly authorized by all necessary corporate action on their part.

C. Subject to the terms and conditions set forth herein, the Committee, for itself, but not binding any member of the Committee in its individual capacity, agrees that it supports the terms of this Agreement and will not object to approval of the Agreement by the Court; provided, however, that nothing set forth in this Agreement shall be construed to bind any individual member of the Committee (nor any of its directors, officers, agents or employees) in its individual capacity in any way, including to take any action or to refrain from taking any action with respect to this Agreement.

12. Additional Documents. The Parties shall timely execute such documents and instruments and take such other actions that are reasonably necessary to implement or effectuate the provisions of this Agreement.

13. Tax Treatment. Plaintiff and Defendants agree that for U.S. federal income tax purposes (a) the payment of the Cash Consideration shall be treated as an adjustment to the purchase price of the capital stock of the Sold Companies pursuant to Section 5.5(f) of the Stock Purchase Agreement, (b) the payment of the Cash Consideration in lieu of any obligations to remit Tax Refunds shall be treated as relating back to and modifying the Stock Purchase Agreement ab initio, and (c) Plaintiff and Defendants shall file all U.S. federal income tax returns (and corresponding state and local tax returns) consistent with this paragraph 12.

14. Interpretation. The terms of this Agreement are the result of extensive negotiations between the Parties, each of which has been represented by counsel, and all Parties shall be deemed to have prepared this Agreement in order to avoid any negative inference by any court as against the preparer of the Agreement.

15. Modification and Waiver. No waiver, amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by such of the Parties to or by which such waiver, amendment, modification, or alteration relates or is effected. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision of this Agreement (whether or not similar).

16. Counterparts. This Agreement may be executed in one or more counterparts and by different Parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. Any legal action related to this Agreement must be brought in a court of competent jurisdiction located in the State of Delaware unless otherwise agreed to in writing by all of the Parties.

18. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date set forth above.

COOPER-STANDARD HOLDINGS INC.

By:	/s/Allen J. Campbell
Name: Allen J. Campbell
Title: Vice President and CFO

COOPER-STANDARD AUTOMOTIVE INC.

By:	/s/Allen J. Campbell
Name: Allen J. Campbell
Title: Vice President and CFO

COOPER-STANDARD AUTOMOTIVE CANADA LIMITED

By:	/s/Allen J. Campbell
Name: Allen J. Campbell
Title: Vice President and CFO

COOPER TIRE & RUBBER COMPANY

By:	/s/Roy V. Armes
Name: Roy V. Armes
Title: Chairman of the Board, President and CEO

COOPER TYRE & RUBBER COMPANY UK LIMITED

By:	/s/Bradley E. Hughes
Name: Bradley E. Hughes
Title: Director

OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF COOPER-STANDARD HOLDINGS INC. ET AL.

By:	/s/Patrick J. Healy
Name: Patrick J. Healy
Title: Vice President

Exhibit A

Certain Terms of Letter of Credit

1. Automatic Renewal. “It is a condition of this Letter of Credit that the Expiry Date is deemed to be automatically extended, without amendment, for periods of one year from the present or any future Expiry Date, unless at least sixty (60) days prior to any Expiry Date, the L/C Issuing Bank sends you notice in writing, by registered mail, that the L/C Issuing Bank elects not to consider the Expiry Date extended for any such additional period.”

2. Drawing Condition. “Funds under this credit are available against a statement or an authenticated SWIFT message, signed/sent by an authorized representative of the Beneficiary in one of the following formats (with the blanks completed):

(i) “The undersigned, an authorized representative of Cooper Tire & Rubber Company, certifies that the amount of USD                     is due Cooper Tire & Rubber Company as reimbursement for like amount which Cooper Tire & Rubber Company has paid (or will pay concurrently with receipt of such amount) on account of, and pursuant to, that certain Guaranty, dated as of October 1, 1996, between Cooper Tire & Rubber Company, as successor to Siebe Inc. and Bank of New York, as successor to United States Trust Company.”

– or –

(ii) “The undersigned, an authorized representative of Cooper Tire & Rubber Company, certifies that the date hereof is fewer than 30 days from the expiry date of letter of credit no.             , for which a notice of non-renewal has been given.”

Exhibit B

Stipulation of Dismissal

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
COOPER-STANDARD HOLDINGS INC., et al., [1] Debtors.	) ) )	Case No. 09-12743 (PJW) (Jointly Administered)
)
COOPER TIRE & RUBBER COMPANY,	) )	Adv. Proc. No. 09-52014 (PJW)
Plaintiff,	)
)
v.	)
)
COOPER-STANDARD HOLDINGS INC., COOPER- STANDARD AUTOMOTIVE INC., and COOPER- STANDARD AUTOMOTIVE CANADA LIMITED,	) ) ) )
Defendants.	)

STIPULATION OF DISMISSAL WITH PREJUDICE

The parties to the above-captioned adversary proceeding (the “Adversary Proceeding”) hereby stipulate and agree to the dismissal of the Adversary Proceeding with prejudice, pursuant to Fed. R. Civ. P 41(a)(1)(ii), as incorporated by Fed. R. Bankr. P. 7041. Each party shall bear its own costs and expenses including attorneys’ fees.

[Signature Pages to Follow]

[1]

The Debtors in these proceedings and the last four digits of each Debtor’s federal taxpayer identification number are as follows: Cooper-Standard Holdings Inc. (5088); Cooper-Standard Automotive Inc. (9970); Cooper-Standard Automotive FHS Inc. (2953); Cooper-Standard Automotive Fluid Systems Mexico Holding LLC (0442); Cooper-Standard Automotive, OH LLC (2845); StanTech, Inc. (4014); Westborn Service Center, Inc. (7448); North American Rubber, Incorporated (9926); Sterling Investments Company (1393); Cooper-Standard Automotive NC LLC (2839); CS Automotive LLC (4267); CSA Services Inc. (9510); NISCO Holding Co. (1697). The corporate address of the Debtors is 39550 Orchard Hill Place Drive, Novi, Michigan 48375.

Dated: March        , 2010

MORRIS JAMES LLP

Stephen M. Miller (No. 2610)

Jeffrey R. Waxman (No. 4159)

500 Delaware Avenue, Suite 1500

Wilmington, DE 19801

Telephone: (302) 888-6800

Facsimile: (302) 571-1750

- and -

PORTER, WRIGHT, MORRIS & ARTHUR,

LLP

Jeffrey W. Morris, Esq.

David P. Shouvlin, Esq.

James A. King, Esq.

Daniel B. Miller, Esq.

41 South High Street

Columbus, Ohio 43215

Telephone:  (614) 227-2000

Facsimile:   (614) 227-2100

Counsel for Plaintiff

Dated: March         , 2010

RICHARDS, LAYTON & FINGER, P.A.

Mark D. Collins (No. 2981)

Michael J. Merchant (No. 3854)

Chun I. Jang (No. 4790)

Drew G. Sloan (No. 5069)

One Rodney Square

920 N. King Street

Wilmington, DE 19801

Telephone: (302) 651-7700

Facsimile: (302) 651-7701

-and-

FRIED, FRANK, HARRIS, SHRIVER
& JACOBSON LLP

Gary L. Kaplan

David B. Hennes

Edward J. Jacobs

One New York Plaza

New York, NY 10004

Telephone:  (212) 859-8000

Facsimile:   (212) 859-4000

Counsel for Defendants

Dated: March         , 2010

YOUNG CONAWAY STARGATT & TAYLOR

LLP

M. Blake Cleary (No. 3614)

Erin Edwards (No. 4392)

The Brandywine Building

1000 West Street, 17th Floor

Wilmington, DE 19801

Telephone: (302) 571-6600

Facsimile: (302) 571-1253

- and -

KRAMER LEVIN NAFTALIS & FRANKEL LLP

Robert T. Schmidt, Esq.

Gregory A. Horowitz, Esq.

Stephen Zide, Esq.

Sarah Schindler-Williams, Esq.

1117 Avenue of the Americas

New York, NY 10036

Telephone: (212) 715-9100

Facsimile:  (212) 715-80000

Counsel to the Official Committee

of Unsecured Creditors

7597136